CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Capped Knock-Out Buffer Notes Linked to the ordinary shares of Telefónica, S.A. due February 11, 2013	$2,000,000	$232.20

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
  Registration No. 333-158385
  PRICING SUPPLEMENT
  August 4, 2011
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ 2,000,000 Capped Knock-Out Buffer Notes Linked to the ordinary shares of Telefónica, S.A. due February 11, 2013
General
•
Terms used in this pricing supplement are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
•
Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing February 11, 2013.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Reference Asset:	The ordinary shares of the Reference Asset Issuer.
Reference Asset Issuer:	Telefónica, S.A.
Knock-Out Event:
A Knock-Out Event occurs if, on any scheduled trading day during the Observation Period, the Official Closing Price (as defined below) has decreased, as compared to the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	38.00%
Contingent Minimum Return:	15.00%
Maximum Cap:	20.00%
Principal Amount:	$1,000 per Note.
Trade Date:	August 4, 2011
Pricing Date:	August 4, 2011
Original Issue Date:	August 9, 2011
Final Valuation Date:	February 6, 2013, subject to adjustment as described herein and in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the Pricing Date and ending on and including the Final Valuation Date.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be February 11, 2013.  The Maturity Date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset subject to the Maximum Cap. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as the lesser of:

(a) $1,000 + ($1,000 × Reference Return); and
(b) $1,000 + ($1,000 × Maximum Cap).

If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.

If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Cap. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal the lesser of (A) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return, and (B) $1,000 plus the product of (a) $1,000 multiplied by (b) the Maximum Cap. For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	€14.685, which was the Official Closing Price of the Reference Asset as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:
The Official Closing Price of the Reference Asset on any scheduled trading day during the Observation Period will be the relevant official price of one share of the Reference Asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.  Initially, the relevant exchange for the Reference Asset will be the Madrid Stock Exchange.  If the Reference Asset is not listed or traded as described above for any reason other than a market disruption event (as defined below), the Official Closing Price on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates. The Official Closing Price may be adjusted as described under “Adjustments” below by the calculation agent.

CUSIP/ISIN:	4042K1MD2 / US4042K1MD28
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
We have appointed J.P. Morgan Securities LLC as placement agent for the sale of the Notes.  J.P. Morgan Securities LLC will offer the Notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$12.50	$987.50
Total	$2,000,000	$25,000	$1,975,000
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.
JPMorgan
Placement Agent
August 4, 2011

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Cap on the Notes of 20.00%, or a maximum Payment at Maturity of $1,200 for every $1,000 Principal Amount of Notes. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 15.00% on the Notes, or a minimum Payment at Maturity of $1,150.00 for every $1,000 Principal Amount of Notes. Even if a Knock-Out Event has occurred, if the Final Price is greater than the Initial Price, in addition to the Principal Amount, you will receive at maturity a return on the Notes equal to the Reference Return subject to the Maximum Cap. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount and the Contingent Minimum Return at maturity even if the Final Price is below the Initial Price.  If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose 1.00% of your Principal Amount for every 1.00% that the Final Price is less than the Initial Price. If a Knock-Out Event has occurred and the Reference Return is -100.00%, you will lose your entire investment.

•
TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a Note as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “passive foreign investment company,” within the meaning of Section 1297 of the Code.  In the event that the Reference Asset Issuer were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you, if any, in the event that the Reference Asset Issuer is or becomes a passive foreign investment company.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•
SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Cap and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 38.00% during the Observation Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM CAP — If the Final Price is greater than the Initial Price, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Cap of 20.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Cap. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM CAP.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•
YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 38.00% during the Observation Period, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the benefit provided by the Contingent Minimum Return on the Notes.  Under these circumstances, if the Final Price is less than the Initial Price, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decrease in the Final Price as compared to the Initial Price.  You will be subject to this potential loss of principal even if the price of the Reference Asset subsequently increases such that the Official Closing Price is less than the Initial Price by not more than the Knock-Out Buffer Amount of 38.00%, or is equal to or greater than the Initial Price. As a result, you may lose some or all of your investment.  Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

•
THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF A FOREIGN EQUITY SECURITY — Investments in securities linked to the value of a foreign equity security, such as the Notes which are linked to the performance of the ordinary shares of Telefónica, S.A. as reported on the Madrid Stock Exchange, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

•
POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
THERE IS LIMITED ANTI-DILUTION PROTECTION — The calculation agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the Payment at Maturity. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the Reference Asset, the market price of the relevant Notes and the Payment at Maturity may be materially and adversely affected. See the “Adjustments” below for additional information.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.  In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•
WE ARE NOT AFFILIATED WITH THE REFERENCE STOCK ISSUER— We are not affiliated with the Reference Asset Issuer.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Asset contained in this pricing supplement.  You should make your own investigation into the Reference Asset and the Reference Asset Issuer.  We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE PARTIALLY BASED ON THE EQUITY SECURITIES OF A COMPANY OTHER THAN THE REFERENCE ASSET— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the equity securities of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Reorganization Events” below.

•
THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•
POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.

•
THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 38.00%, the Contingent Minimum Return on the Notes of 15.00%, the Maximum Cap of 20.00% and the Initial Price of €14.685.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
€ 29.370	100.00%	20.00%	20.00%
€ 26.433	80.00%	20.00%	20.00%
€ 23.496	60.00%	20.00%	20.00%
€ 22.028	50.00%	20.00%	20.00%
€ 20.559	40.00%	20.00%	20.00%
€ 19.091	30.00%	20.00%	20.00%
€ 18.356	25.00%	20.00%	20.00%
€ 17.622	20.00%	20.00%	20.00%
€ 17.328	18.00%	18.00%	18.00%
€ 16.888	15.00%	15.00%	15.00%
€ 16.154	10.00%	15.00%	10.00%
€ 15.419	5.00%	15.00%	5.00%
€ 14.685	0.00%	15.00%	0.00%
€ 13.951	-5.00%	15.00%	-5.00%
€ 13.217	-10.00%	15.00%	-10.00%
€ 12.482	-15.00%	15.00%	-15.00%
€ 11.748	-20.00%	15.00%	-20.00%
€ 11.014	-25.00%	15.00%	-25.00%
€ 10.280	-30.00%	15.00%	-30.00%
€ 9.105	-38.00%	15.00%	-38.00%
€ 8.811	-40.00%	N/A	-40.00%
€ 7.343	-50.00%	N/A	-50.00%
€ 5.874	-60.00%	N/A	-60.00%
€ 2.937	-80.00%	N/A	-80.00%
€ 0.00	-100.00%	N/A	-100.00%

(1)	The Official Closing Price has not declined, as compared to the Initial Price, by a percentage that is more than 38.00% at any time during the Observation Period.

(2)	The Official Closing Price has declined, as compared to the Initial Price, by a percentage that is more than 38.00% at any time during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the price of the Reference Asset increases from the Initial Price of €14.685 to a Final Price of €15.419. Because a Knock-Out Event has not occurred and the Reference Return of 5.00% is less than the Contingent Minimum Return of 15.00% and also less than the Maximum Cap of 20.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,150.00 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has not occurred and the price of the Reference Asset decreases from the Initial Price of €14.685 to a Final Price of €12.482. Because a Knock-Out Event has not occurred and the Reference Return of -15.00% is less than the Contingent Minimum Return of 15.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,150.00 per $1,000 Principal Amount of Notes.

Example 3: A Knock-Out Event has occurred and the price of the Reference Asset decreases from the Initial Price of €14.685 to a Final Price of €8.811. Because a Knock-Out Event has occurred and the Reference Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $600.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Example 4: The price of the Reference Asset increases from the Initial Price of €14.685 to a Final Price of €17.328. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 18.00% is greater than the Contingent Minimum Return of 15.00% but less than the Maximum Cap of 20.00%, the investor receives a Payment at Maturity of $1,180.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 18.00%) = $1,180.00

Example 5: The price of the Reference Asset increases from the Initial Price of €14.685 to a Final Price of €23.496. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 60.00% is greater than the Contingent Minimum Return of 15.00% and also greater than the Maximum Cap of 20.00%, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

$1,000 + ($1,000 × 20.00%) = $1,200.00

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset.  All disclosure contained in this pricing supplement regarding the Reference Asset is derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this pricing supplement.  You should make your own investigation into the Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

The Notes have not been passed on by the Reference Asset Issuer as to their legality or suitability. The Notes are not issued by and are not financial or legal obligations of the Reference Asset Issuer. The Reference Asset Issuer makes no warranties and bears no liabilities with respect to the Notes. This pricing supplement relates only to the Notes offered and does not relate to any security of the Reference Asset Issuer.

All information on the Reference Asset and the Reference Asset Issuer is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the Reference Asset Issuer can be located by reference to the SEC file number specified in the description of the Reference Asset below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.  We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Reference Asset Issuer with the SEC. In connection with the Notes, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the Reference Asset Issuer. Neither we nor any affiliate makes any representation that such publicly available documents or any other publicly available information regarding the Reference Asset Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of The Reference Asset (and therefore the price of the Reference Asset at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset Issuer could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

TELEFÓNICA, S.A.

Description of Telefónica, S.A.

Telefónica, S.A. has stated in its filings with the SEC that it is a Spanish corporation present principally in Spain, Europe and Latin America.  It is a telecommunications group that provides fixed and mobile telephony services.  Information filed by Telefónica, S.A. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-09531 or its CIK Code: 0000814052. The ordinary shares of Telefónica, S.A. are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges and are quoted through the Automated Quotation System under the symbol “TEF”.

Historical Performance of Telefónica, S.A.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from March 31, 2006 through August 4, 2011. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in Euros and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of future performance of the Reference Asset.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2006	€ 13.47	€ 12.16	€ 12.95
June 30, 2006	€ 13.14	€ 11.88	€ 13.02
September 29, 2006	€ 13.70	€ 12.55	€ 13.67
December 29, 2006	€ 16.50	€ 13.48	€ 16.12
March 30, 2007	€ 17.33	€ 15.19	€ 16.50
June 29, 2007	€ 17.14	€ 16.04	€ 16.54
September 28, 2007	€ 19.96	€ 16.43	€ 19.63
December 31, 2007	€ 23.48	€ 18.89	€ 22.22
March 31, 2008	€ 22.95	€ 17.81	€ 18.20
June 30, 2008	€ 19.60	€ 16.55	€ 16.88
September 30, 2008	€ 18.05	€ 15.82	€ 16.79
December 31, 2008	€ 17.44	€ 12.31	€ 15.85
March 31, 2009	€ 16.50	€ 13.53	€ 15.02
June 30, 2009	€ 16.35	€ 14.35	€ 16.12
September 30, 2009	€ 19.16	€ 15.42	€ 18.86
December 31, 2009	€ 19.83	€ 18.37	€ 19.52
March 31, 2010	€ 19.85	€ 16.28	€ 17.54
June 30, 2010	€ 18.19	€ 14.67	€ 15.26
September 30, 2010	€ 18.60	€ 14.95	€ 18.17
December 31, 2010	€ 19.69	€ 16.37	€ 16.97
March 31, 2011	€ 18.75	€ 16.48	€ 17.67
June 30, 2011	€ 18.34	€ 15.86	€ 16.86
August 4, 2011*	€ 17.05	€ 14.69	€ 14.69

* As of the date of this pricing supplement available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through August 4, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the performance of Telefónica, S.A.’s ordinary shares from August 4, 2006 through August 4, 2011, based on information from Bloomberg Professional® service. The market price of the Reference Asset on August 4, 2011 was €14.685. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of the Ordinary Shares of Telefónica, S.A. (in Euros)

Source: Bloomberg Professional® service

Market Disruption Events

If the Final Valuation Date is not a scheduled trading day for the Reference Asset, then the Final Valuation Date will be the next day that is a scheduled trading day for the Reference Asset.  If a market disruption event (as defined below) exists for the Reference Asset on the Final Valuation Date, then the Final Valuation Date will be the next scheduled trading day on which a market disruption event does not exist.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Final Valuation Date, and the calculation agent will determine, in its discretion, the Final Price on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the Reference Asset that would have prevailed but for that market disruption event.

“Market disruption event” means for purposes hereof:

With respect to the Reference Asset and any date, the occurrence or existence of any of the following conditions which the calculation agent determines is material: (i) any suspension of or limitation imposed on trading by any relevant exchange or related exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by that relevant exchange or related exchange or otherwise, (a) relating to the Reference Asset or (b) in any futures or options contracts relating to the Reference Asset; or (ii) any event (other than an event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, the Reference Asset or (b) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset; or (iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time unless that earlier closing time is announced by that relevant exchange or related exchange at least one hour prior to the actual closing time for the regular trading session on that relevant exchange or related exchange on that scheduled trading day; or (iv) the relevant exchange or any related exchange for the Reference Asset fails to open for trading during its regular trading session.

“Relevant exchange” means the primary exchange for the Reference Asset, which will initially be the Madrid Stock Exchange.

“Related exchange” means the exchanges or quotation systems, if any, on which options or futures contracts on the Reference Asset are traded or quoted, and as may be selected from time to time by the calculation agent.

“Scheduled closing time” means, with respect to any exchange and a scheduled trading day, the scheduled weekday closing time of that exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which the relevant exchange and each related exchange are scheduled to be open for trading for the Reference Asset.

The calculation agent will notify the Noteholders of the existence of a market disruption event on any day that, but for the occurrence or existence of a market disruption event, would have been the Final Valuation Date.

Reorganization Events

If prior to the Maturity Date,

(i) there occurs any reclassification or change of the Reference Asset, including, without limitation, as a result of the issuance of tracking stock by the Reference Asset Issuer,

(ii) the issuer of the Reference Asset, or any surviving entity or subsequent surviving entity of the Reference Asset Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(iii) any statutory exchange of securities of the Reference Asset Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (ii) above,

(iv) the Reference Asset Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(v) the Reference Asset Issuer issues to all of its shareholders equity securities of an issuer other than the Reference Asset Issuer, other than in a transaction described in clauses (ii), (iii) or (iv) above (a “Spin-Off Event”), or

(vi) a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the Reference Asset Issuer and is consummated and completed in full for all or substantially all of the shares of such Reference Asset Issuer, as determined by the calculation agent in its sole discretion (an event in clauses (i) through (vi), a “Reorganization Event”), then the Initial Price and the Final Price for the Reference Asset will be adjusted as set forth below.

If a Reorganization Event with respect to the Reference Asset occurs, in each case as a result of which the holders of such Reference Asset receive Exchange Property, then the Final Price for the Reference Asset will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event (or, if applicable, in the case of a Spin-Off Event, the Initial Price for the Reference Asset will be adjusted based on the closing prices of one share of the Reference Asset immediately preceding and immediately succeeding the ex-dividend date for the distribution of equity securities subject to such Spin-Off Event). The value of the Exchange Property will be calculated as the sum of the value of the components of the Exchange Property as described below:

•
If the Exchange Property consists of securities (including, without limitation, securities of the relevant Reference Asset Issuer or securities of foreign issuers represented by American depository receipts) traded on the NYSE, the Alternext, or The NASDAQ Global Market (“Exchange Traded Securities”), the value of such Exchange Property will equal the closing price of the securities composing the Exchange Property.

•
If the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will value such Exchange Property as if such Exchange Property was liquidated on the date the issuer of the Reference Asset received all such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of the Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of the non-cash Exchange Property.

“Exchange Property,” with respect to the Reference Asset that is subject to a Reorganization Event, will consist of any Reference Asset continued to be held by the holders of such Reference Asset, and any securities, cash or any other assets distributed to the holders of the Reference Asset with respect to one share, in or as a result of, the Reorganization Event. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein, see “Adjustments” below. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Reference Asset’s Initial Price, and its Final Price. The calculation agent’s determinations and calculations, and its adjustments of the Reference Asset’s prices, shall be conclusive absent manifest error. If a Reorganization Event (other than a Spin-Off Event) with respect to a Reference Asset occurs, then, on and after the effective date of such Reorganization Event:

(i) the Reference Asset’s Initial Price will not be further adjusted under this “Reorganization Events” section; and

(ii) such Reference Asset’s Final Price on any scheduled trading day on and after the effective date of the Reorganization Event will equal the sum of:

•
the closing price of any Exchange Traded Securities composing the Exchange Property on such scheduled trading day, adjusted as described under “Adjustments” below, if applicable, on such scheduled trading day;

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on such scheduled trading day.

If a Spin-Off Event with respect to the Reference Asset occurs, then, on and after the ex-dividend date for the distribution of equity securities subject to such Spin-Off Event:

(i) the Reference Asset’s Initial Price will be adjusted on the ex-dividend date for the distribution of equity securities subject to such Spin-Off Event so that the new Initial Price for the Reference Asset will equal the product of (A) the Initial Price of the Reference Asset immediately prior to the ex-dividend date with respect to the Spin-Off Event and (B) a fraction, the numerator of which is equal to the closing price per share of the Reference Asset on the scheduled trading day immediately succeeding the ex-dividend date with respect to the Spin-Off Event, and the denominator of which is the closing price per share of the Reference Asset on the scheduled trading day immediately preceding the ex-dividend date with respect to the Spin-Off Event; and

(ii) the Final Price for the Reference Asset on any scheduled trading day on and after the ex-dividend date with respect to the Spin-Off Event will not be further adjusted under this “Reorganization Events” section.

Adjustments

Following the declaration by a Reference Asset Issuer of the terms of any Potential Adjustment Event (as defined below), the calculation agent will determine whether that Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Reference Asset and, if so, will make such calculations and adjustments to the terms of the Note as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “Potential Adjustment Event” means the occurrence of any of the following after the issue date of the Notes, and for the avoidance of doubt, not including a Reorganization Event, which would be calculated under “Reorganization Events” above (which, however, contemplates concurrent adjustments under this section for Potential Adjustment Events other than Reorganization Events):

(i) a subdivision, consolidation or reclassification of the shares of the Reference Asset (unless a Reorganization Event), or a free distribution or dividend of any shares of the Reference Asset to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of shares of the Reference Asset of (A) the Reference Asset (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Reference Asset Issuer equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant Reference Asset Issuer in respect of shares of the Reference Asset that are not fully paid;

(v) a repurchase by the Reference Asset Issuer of shares of the Reference Asset whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Reference Asset.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price.  If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC, at the price indicated on the cover of this pricing supplement.  J.P. Morgan Securities LLC will act as placement agent for the Notes and will receive a fee that will not exceed $12.50 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.